EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of July 1, 2002, by and between Colley Corporation, (hereinafter “Colley”) and Roger W. Ach, II (hereinafter “Ach”).

WITNESSETH:

WHEREAS, Colley is a well established operator of Colley and entertainment web sites;

WHEREAS, Ach has significant management and business development experience; and

WHEREAS, Colley desires to employ Ach, and Ach desires to accept such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parities agree as follows:

1.

Employment and Term.  Colley hereby employ Ach as President and CEO, and Ach hereby accepts said employment by Colley, for a period of three years from the date of this Contract.  Ach agrees to devote his time, attention, skill and best efforts to the performance of his duties as President and CEO.

2.

Compensation

a.

For all services rendered and to be rendered by Ach in his capacity hereunder, Colley agrees to pay ‘Ach an annual salary of $375,000.

b.

Ach shall be provided the use of an automobile leased by Colley.  Colley shall reimburse Ach for any gas mileage resulting from Ach’s performance of work for Colley at the applicable rate then allowed by the Internal Revenue Service.  Colley will also be responsible for any maintenance performed on the automobile.  In the event this Agreement is terminated, for any reason, or by any parity, Ach shall immediately return possession of the automobile to Colley.  In such event, Ach will be responsible for any damage to the automobile to Colley.  In such event, Ach will be responsible for any damage to the automobile, reasonable wear and tear excepted.

c.

Ach shall be eligible to participate in all medical and dental insurance benefit plans maintained by Colley.

d.

Ach shall be eligible to participate on Colley’s Long Term Disability Plan.

e.

Colley shall provide Ach with Long Term Retirement Care Insurance.

f.

Ach shall be eligible to receive a bonus, up to a maximum of 50% of the base salary provided for in paragraph 2(a) above, upon meeting goals and objectives established by Colley’s Board of Directors.

3.

Duties.   As part of his employment, Ach agrees to perform any and all duties reasonably requested and delegated to him by Colley, the President of Colley or the Board of Directors.  Ach shall perform generally all of the duties incident to the office of President and CEO as required or authorized by law.

4.

Termination.

a.

This Agreement and Ach’s employment hereunder may be terminated by Colley at any time with Cause (as hereinafter defined) on 30 days prior written notice.

b.

This Agreement and Ach’s employment hereunder may be terminated by Ach on 30 days prior written notice upon the occurrence of any one of the following events:  (1) the failure of Colley to elect or reelect or to appoint or reappoint Ach to the office of President and CEO; (2) a material change by Colley in Ach’s functions, duties, or responsibilities which change would cause Ach’s position with Colley to become of less dignity, responsibility or scope from the position and responsibilities described in Section 3 hereof; (3) the liquidation or dissolution, or consolidation, merger or other business combination (including assumption of control by a shareholder or consortium of shareholders) of Colley, or transfer of all or substantially all of its assets, unless any such consolidation, merger or other business combination does not adversely affect Ach’s position or the dignity or responsibilities of Ach, in Ach’s judgment, and (4) any material breach of this Agreement by Colley.

c.

Effect of Termination.  Upon termination of this Agreement neither party shall have any further obligation to the other party, except as provided in Section 4(d) below and under the provisions of any outstanding stock options held by Ach at the time of termination and except that the provisions of Section 5, if applicable, shall survive termination of the Agreement.

d.

Payments to Ach on Termination.

(i)

In the event that this Agreement is terminated by Colley without cause or Ach terminates this agreement pursuant to Section 4(b).  Colley shall pay in a lump sum on the date of termination severance compensation to Ach in the amount derived by multiplying the factor 2.99 by the sum of Ach’s salary and bonus paid in the 12 month period ending on the date of such termination.

(ii)

In the event this Agreement expires and Ach is not rehired in the same position under the terms and conditions of a new executive employment agreement acceptable to Ach and Colley superseding this Agreement, Colley shall pay in a lump sum on the date of termination severance compensation to Ach in an amount equal to the sum of Ach’s salary and bonus paid in the 12 month period ending on the date of such termination.

(iii)

In the event Ach dies or becomes disabled (as hereinafter defined) during term hereof, Colley shall pay severance compensation to Ach, or his estate, as the case may be, in the amount derived by multiplying the factor 2.99 by the sum of Ach’s salary and bonus paid in the year prior to the year in which the death or disability occurs, reduced to a lesser amount determined by multiplying said amount by a fraction, the numerator of which is the number of whole or partial months remaining from the date of death or disability, as the case may be, to June 30, 2005 and the denominator is 36; provided, however, that such severance compensation shall in no event be less than Ach’s salary and bonus paid in the year prior to the year in which Ach dies or becomes disabled.  Such severance compensation shall be paid in a lump sum as soon as practicable following the date of death or disability.

(iv)

In addition to the severance payment provided in subparagraphs (i), (ii) or (iii) above, Ach’s participation in Colley-sponsored medical and dental insurance benefit plans shall be continued at Colley expense for a maximum period of 18months so long as Ach is alive and is not elsewhere earlier employed.

e.

Definitions; for purposes of this Agreement:

(i)

Cause shall mean acts of moral turpitude and the willful repeated or habitual neglect of Ach’s obligations under this Agreement, the misuse of corporate funds, the failure to manage the business of Colley in accordance with normal business practices, or the material breach of this Agreement.

(ii)

Disabled shall mean the physical or mental inability of Ach to perform his duties hereunder for a period of three consecutive months as determined by an independent physician chosen by Colley and approved by Ach.

5.

Non-Compete Clause.  For a period of twelve (12) months from the termination of Ach’s employment (whether such termination be with or without cause or by voluntary quit), Ach shall not either for himself or on behalf of any person, firm or corporation, directly or indirectly, own, manage, engage in, operate joint control, be employed by, participate in the ownership, management, operation or control of, or be connected in any manner whatsoever with any business which is competitive with the business of Colley within any of the territory or with respect to any of the accounts with which Colley has done business during the twelve (12) months prior to Ach’s termination of his employment with Colley.  This covenant on the part of Ach shall be construed as an agreement independent of any other provision in this Employment Agreement, and the existence of any claim or cause of action of Ach against Colley, whether predicted on this Employment Agreement or otherwise, shall not constitute a defense to the enforcement by Colley of this covenant.

6.

Equitable Relief.

It is agreed that money damages do not provide adequate relief for Ach’s violations hereunder and that, therefore, Colley shall have the right, in addition to other cumulative remedies that may be lawfully available to an immediate injunction or restraining order, within the discretion of the court, to halt violations hereunder.

7.

Vacation.  Ach shall be entitled to four weeks of paid vacation per calendar year.

8.

Applicable Law.  This Agreement having been executed in the State of Ohio, shall be governed in all respects by the laws of the State of Ohio, and shall be binding upon each party’s successors, assigns, heirs and legal representatives and shall inure to the benefit of each party, its successors, assigns, heirs and legal representatives.

9.

Miscellaneous.

a.

This Employment Agreement supersedes and completely replaces any and all previous agreements or understandings between the parties.

b.

No amendment or modification of this Employment Agreement shall be deemed effective, unless and until executed in writing by the parties hereto with the same formality attending the execution of this Employment Agreement.

c.

The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof, and this Employment Agreement shall be construed in all respects, as if such invalid or unenforceable provision was omitted.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date above mentioned.

WITNESSES:

COLLEY, INC.

/s/ Christine L. Hedges

By:  /s/ Chad P.Wick

/s/ Susan Craner

/s/ Roger W. Ach, II

Roger W. Ach, II